Exhibit (a)(1)(v)

Offer to Purchase for Cash
Up to 4,000,000 Shares of Common Stock
of
PHARMACYCLICS, INC.
at
$1.05 Net Per Share
by
RWD ACQUISITION I LLC
whose sole member is
ROBERT W. DUGGAN

May 1, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 1, 2008 and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”) in connection with the Offer by RWD Acquisition I LLC (the “Purchaser”), a Delaware limited liability company whose sole member is Robert W. Duggan (the “Member”), to purchase for cash up to a maximum of 4,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), of Pharmacyclics, Inc., a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $1.05 per Share, net to you in cash.

2.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, May 30, 2008, unless extended (as extended, the “Expiration Time”).

3.	The Offer is subject to certain important conditions as set forth in the Offer to Purchase.

4.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Colbent Corporation (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for Shares or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
Up to 4,000,000 Shares of Common Stock
of
Pharmacyclics, Inc.
by
RWD Acquisition I LLC
whose sole member is
Robert W. Duggan

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 1, 2008, and the related Letter of Transmittal, in connection with the offer by RWD Acquisition I LLC to purchase up to a maximum of 4,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), of Pharmacyclics, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:		SIGN HERE

Shares*
Signature(s)
Dated	, 2008
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.